EXHIBIT 99.1
Company Contact
Steve Martin
Chief Financial Officer
(858) 373-6303

Investors EVC Group, Inc. Douglas Sherk Jennifer Beugelmans (415) 652-9100	Media EVC Group, Inc Steve DiMattia (646) 277-8706
FOR IMMEDIATE RELEASE
STRATAGENE RESPONDS TO INJUNCTION GRANTED BY THE UNITED
STATES DISTRICT COURT IN THE THIRD WAVE LAWSUIT
LA JOLLA, Calif.—Sept. 30, 2005— Stratagene Corporation (NASDAQ: STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, announced today that an injunction was granted by the United States District Court for the Western District of Wisconsin that enjoins Stratagene from manufacturing, selling and offering for sale its FullVelocity QPCR and its Full Velocity QRT-PCR products. On August 31, 2005, the jury in the case determined that Third Wave’s 6,090,543 and 6,348,314 patents are valid and that these two FullVelocity products infringed those patents.
The sales by Stratagene of these products have been less than $400,000 since their inception in early 2004. Stratagene has other embodiments of its FullVelocity technology that do not infringe Third Wave’s patents, and it believes that these embodiments can be applied effectively in both the research and diagnostics marketplaces.
On September 2, 2005 the jury decided to award Third Wave a total of $5.29 million in damages. Post trial motions will be filed in the District Court and a final decision by the court is expected before the end of the year.
Stratagene believes that the jury’s verdict, the damages awarded and the injunction were not supported by the facts of the case and as a result, the Company intends to appeal. Stratagene intends to file an appeal in the Court of Appeals for the Federal Circuit in Washington, D.C. as soon as practicable. In the appeal, Stratagene will be seeking to have the injunction lifted and the damages amount reduced or eliminated. The Company has also served Third Wave with the lawsuit that Stratagene filed on May 6, 2005 for infringement of Stratagene’s patents covering its proprietary FullVelocity™ technology for the quantitative detection of nucleic acids. The suit was filed in the U.S. District

Court for the District of Delaware and seeks monetary damages as well as a permanent injunction against continued infringement by Third Wave for the sale of its Invader® Plus products.
About Stratagene Corporation
Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products. The Company’s life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company’s diagnostic unit develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.
Safe Harbor Statement
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company’s ability to compete effectively in the diagnostics and life sciences research markets, variability of the company’s quarterly revenues and operating results, the failure of the company to retain key employees, the company’s ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see “Factors that May Affect Future Results” included in Stratagene’s Annual Report on Form 10-K for the year ended December 31, 2004 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.